Exhibit 10.1

Amendment To Employment Agreement

THIS AMENDMENT (this “Amendment”) is made by and between NAVTEQ CORPORATION (the “Company”), and JUDSON GREEN (“Executive”) and amends that certain Amended and Restated Employment Agreement dated as of April 30, 2004 by and between the Company and Executive (the “Agreement”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company and Executive are parties to the Agreement; and

WHEREAS, Section 5(c) of the Agreement provides that all amendments to the Agreement must be in writing; and

WHEREAS, the Company and Executive wish to amend the Agreement to make certain changes made necessary by Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, intending to be legally bound hereby, the parties hereby amend the Agreement as follows:

1.     The following sentence is added immediately to the end of Section 2(a):

                                The expenses covered under such Retiree Health Benefit will be those covered under the Company’s group health plan for active employees as in effect at the time of such retirement or termination, as applicable.

2.     Subsection (f) of Section 2 is re-designated as subsection (g) and the following new subsection (f) is added:

(f.)           Notwithstanding the foregoing, if the termination giving rise to the payments described in Section 2(e) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to Section 2(e)(i) will be deferred and will not be paid until such time as Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, to amounts payable under Section 2(e)(i), those amounts that would otherwise be paid within six months following Executive’s Separation from Service (taking into account the preceding sentence of this Section 2(f)) will instead be deferred (without interest) and paid to Executive in a lump sum immediately following that six-month period.  This provision shall not be construed as preventing the application of Treas. Reg. § 1.409A-1(b)(9)(iii) to amounts payable hereunder.

3.     Subsections (g) through (j) are renumbered accordingly to preserve their proper order.

4.     Section 2(g)(ii) of the Agreement is deleted in its entirety and replaced by the following:

                                (ii)           “NAVTEQ BREACH” shall mean a material failure of NAVTEQ to comply with the terms of this Agreement; provided, however, that the foregoing shall not constitute a NAVTEQ Breach unless (x) Green provides NAVTEQ with written objection specifically stating the grounds which Green alleges constitutes a NAVTEQ Breach within 90 days following the occurrence thereof, (y) NAVTEQ does not reverse or otherwise cure the event or condition within 15 days of receiving that written objection, and (z) Green resigns his employment within 240 days following the expiration of that cure period.

5.     Section 2(g)(iv) of the Agreement is deleted in its entirety and replaced by the following:

 (iv)         “GOOD CAUSE” shall mean (x) a significant diminution by NAVTEQ of Green’s duties and responsibilities as compared to the duties and responsibilities of Green on the Effective Date, or (y) a material reduction by NAVTEQ of Green’s Base Annual Compensation or target bonus opportunity; provided however, that neither of the foregoing will constitute “Good Cause” unless: (x) Green provides NAVTEQ with written objection of the event or condition within 90 days following the occurrence thereof, (y) NAVTEQ does not reverse or otherwise cure the event or condition within 15 days of receiving that written objection, and (z) Green resigns his employment within 240 days following the expiration of that cure period.

6.     The following sentence is added immediately to the end of Section 6(a):

                                Any Gross-Up Payment payable hereunder will be paid at such time as the excise tax to which it relates is required to be withheld or remitted.

7.     Except as otherwise amended by this Amendment, the parties hereby confirm that all of the other terms and provisions of the Agreement remain in full force and effect and remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 28 day of September, 2007.

NAVTEQ CORPORATION

By:	/s/ Richard de Lange

Name & Title:	Richard de Lange
Chairman Compensation Committee NAVTEQ

JUDSON GREEN

/s/ Judson Green